Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152087 on Form S-8 and Registration Statement No. 333-178192 on Form S-3 of our reports dated March 3, 2014, relating to the consolidated financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries, and the effectiveness of Scripps Networks Interactive Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Scripps Networks Interactive Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 3, 2014